Exhibit 10.50
SEPARATION AGREEMENT
     This Separation Agreement (the “Agreement”) is made and entered into effective as of the 23d day of February, 2011 by and between Horizon Lines, Inc. (“the Company”) and Charles G. Raymond (“Executive”).
1. Separation from Service.
     1.1 Resignation from Current Positions and Offices. Effective March 11, 2011, Executive shall retire as the Chairman of the Board, Chief Executive Officer and President of the Company, and shall resign from any and all positions and offices he has held with the Company and any affiliates, whether as an officer, director, manager, committee member or otherwise, including as a director of the Company. The date on which Executive retires shall be the “Separation Date.”
     1.2 Executive’s separation on the Separation Date shall be deemed to be a termination other than for Cause within the meaning of all outstanding award agreements under the Horizon Lines, Inc. 2009 Amended and Restated Equity Incentive Compensation Plan (the “Plan”) and the Prior Plan (as defined in the Plan) between the Company and Executive (the “Award Agreements”).
2. Separation Benefits.
     In consideration of Executive’s execution (without revocation) of the Executive Release (attached as Exhibit A to this Agreement) and his release of all claims as provided in the Executive Release as provided in Section 7 of this Agreement, and Executive’s other agreements herein, the Company agrees to provide Executive with the following payments and benefits, less all required withholding and other authorized deductions, on the later of the date specified in subsections 2(a)-(d), the Waiver Effective Date (as the latter term is defined in the Executive Release), and the date specified in Section 18:
     (a) Current Base Salary through the Separation Date.
     (b) Any amounts payable under all applicable Company plans or programs, determined pursuant to the express terms of such plans or programs.
     (c) The Company shall pay Executive Separation Pay, which will be paid in seven monthly installments of $140,000, commencing on the date after the Waiver Effective Date and monthly thereafter on the first day of each succeeding month.
     (d) The Company shall make additional payments to Executive in eighteen (18) equal monthly installments of $72,333 commencing on October 1, 2011 and monthly thereafter on the first day of each succeeding month.
     (e) Executive shall be entitled to indemnification and advancement of expenses in connection with any claims asserted against Executive relating to his employment with the Company, to the extent required under the terms of the Company’s charter and bylaws or any other applicable documentation, including the letter agreement and undertaking dated April 30,

2008, from Robert S. Zuckerman, Vice President, General Counsel and Secretary of the Company to Executive (the “Indemnification Agreement”), in each case, in accordance with the terms and conditions set forth therein.
3. Payment of Reimbursements Through the Separation Date.
     Executive shall be entitled to the following within 30 days of the Separation Date: All reimbursable business expenses incurred on or before the Separation Date, provided that Executive submits a written request (following the Company’s standard business procedures) within thirty days following the Separation Date. If the Company does not receive from Executive a timely request for reimbursement as set forth in this Section 3, Executive will be deemed conclusively to have waived any claim for reimbursement.
4. Equity Awards.
     Except as provided in this Section 4, nothing in this Agreement shall modify the terms of the Plan, the Prior Plan, the Award Agreements, or the terms of any grant, or other award held by Executive pursuant to the Plan or the Prior Plan, as applicable. For the avoidance of doubt, the parties agree that any unvested Restricted Shares granted pursuant to the Restricted Stock Agreement shall become 100% vested as of the Separation Date, and any stock options granted pursuant to the 2008 award agreement shall become 100% vested as of the Separation Date. All stock options granted to Executive under the Plan or the Prior Plan and remaining outstanding as of the Separation Date shall continue to be exercisable until the earlier of the latest date upon which the stock option could have expired by their original terms under any circumstances or the 10th anniversary of the original date of grant of the stock option.
     Executive agrees that he will not sell or transfer, directly or indirectly, any shares of Company stock that he owns or controls for a period of one year following the Separation Date.
5. No Other Compensation.
     Except as set forth in Sections 2, 3, 4, 6 and 19 of this Agreement, Executive shall not be entitled to any other salary, commission, bonuses, employee benefits (including long and short term disability, 401(k), and pension), expense reimbursement or compensation from the Company or its affiliates after the date of the Separation Date and all of Executive’s rights to salary, commission, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Separation Date from the Company shall cease upon the Separation Date, other than those expressly required under applicable law (such as the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)). Notwithstanding the foregoing, nothing in this Agreement is intended to modify or waive any rights to vested benefits under the Company’s benefit plans, including any grant or other award held by Executive pursuant to the Plan and/or the Prior Plan, such benefits being payable to Executive pursuant to the terms and conditions set forth in the applicable plan and award documents.
6. COBRA.
     On or after the Separation Date, the Company will deliver to Executive a letter outlining the terms of COBRA, including the COBRA premiums. Executive will have the option to elect to continue health care coverage under COBRA, as explained in the COBRA letter. In the event that Executive timely exercises his rights under COBRA, Executive will be responsible for paying the COBRA premiums and the Company shall reimburse Executive for the COBRA premiums paid by him for the period commencing on the Separation Date and ending on the maximum period of time the Company is required to provide Executive and his eligible dependants health continuation coverage under COBRA. Any such reimbursement of premiums under this Section shall be made by the Company within thirty (30) days after Executive provides substantiation of the payment of required COBRA premium but in no event later than the last day of Executive’s taxable year following the taxable year in which the premium expenses are incurred. The amount of any such premium expenses reimbursed in one year will not affect the premium expenses eligible for reimbursement in any subsequent year, and Executive’s right to such reimbursement will not be subject to liquidation or exchange for any other benefit. The reimbursement of premium expenses pursuant to this Section will also satisfy all other requirements of the regulations under Section 409A of the Internal Revenue Code of 1986 with respect to any such reimbursements.
7. Mutual Release.
     7.1 Executive Release. Concurrently with the execution of this Agreement, Executive shall execute and deliver to the Company a general release in the form of Exhibit A attached hereto (the “Executive Release”), which Release shall be effective as of the date hereof and, as a condition to any payments set forth in Section 2, 3, 4 and 6 above and Section 19 below, shall not be revoked in whole or in part. The payments and benefits described in Sections 2, 3, 4 and 6 and 19 of this Agreement are conditioned upon the Executive Release being in full force and effect.
     7.2 Company Release. The Company releases Executive and his assigns, agents, and heirs from any liability with respect to all claims, rights, demands, actions, obligations, debts, sums of money, damages, and causes of action arising from employment with the Company; provided however, that this release shall not apply to any claims arising from any intentional act of misconduct by Executive or any other intentional act taken by Executive in bad faith or without a reasonable belief that it was in the best interest of the Company. This Company Release is conditioned on the Executive Release being in full force and effect.
8. Confidential Information and Competition.
     The parties agree that all terms and provisions of any agreements between Executive and the Company related to Confidential Information shall remain in full force and effect as provided in such agreements.
     Executive shall not, during the twenty-four month period following the Separation Date, directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as a director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company, its parent, and their respective direct and indirect subsidiaries anywhere in the world; provided, however, that Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than 5% of the outstanding interest in such business.
9. Return of Confidential Information and Equipment.
     Executive recognizes and acknowledges that he has received Confidential Information from the Company. Executive agrees that he will deliver to the Company all copies of Confidential Information in any form, electronic or otherwise, pertaining to the Company or its business. Such Confidential Information includes, without limitation, contact information in his possession in any form, electronic or otherwise, pertaining to any customers or vendors (existing or potential) of the Company on or before the Separation Date (or on such earlier date as requested by the Company in writing). Unless earlier requested by the Company in writing, Executive shall also return to the Company on or before the Separation Date his building pass, parking pass, any credit card, any electronic devices and/or equipment including blackberry or cell phone, door keys, and all other personal property owned by the Company or purchased by the Company for use by Executive during the term of his employment.
10. Cooperation with Company.
     Employee acknowledges and agrees that following the Separation Date he will cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings (“Proceedings”). Executive further acknowledges and agrees that he will cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys on any matter related to Company business (“Matters”) arising during the period of Executive’s employment with the Company. Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings or Matters as shall from time to time be requested by the Company, and shall be within the knowledge of Executive. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating including, by way of example and not by way of limitation, airplane fare, hotel accommodations, meal charges and other similar expenses to attend Proceedings or Matters outside of the city of Executive’s residence; provided, however, notwithstanding any provision of this Agreement or the Indemnification Agreement to the contrary, Executive shall not be required as a condition to having and securing the indemnification and advancement of expenses as defined in this Agreement, including without limitation Section 2(e) of this Agreement, or in the Indemnification Agreement, to waive or forfeit, in whole or in part, any legal privilege whatsoever that Executive may have, including without limitation, the attorney-client privilege or the privilege against self-incrimination, and this Agreement shall not limit or reduce the scope of the Company’s indemnification to which Executive is entitled under the Indemnification Agreement. In the event Executive is asked by a third party to provide information regarding the Company, he will notify the Company as soon as possible in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding or Matter.

11. Nondisparagement.
     Executive agrees that he will not, at any time, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the reputation, good will, products, services, or business opportunities of the Company or its respective subsidiaries, affiliates, officers, directors, shareholders, attorneys, employees (with respect to their employment with the Company), representatives, successors and assigns, and any and all related corporate entities, either orally, in writing, or in any other form of communication. The Company agrees that its board of directors will not at any time, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the reputation or good will of the Executive, either orally, in writing, or in any other form of communication.
     Notwithstanding the foregoing, no provision of this Agreement shall in any way limit Executive’s ability to cooperate with the Company or either party’s ability to cooperate with any federal, state or local government investigative agency or department or in connection with any federal, state or local government investigation or be construed as prohibiting the provision of non-privileged information, documents (including but not limited to this Agreement) and/or testimony by Executive or the Company in response to a subpoena issued by a court of competent jurisdiction, or as may otherwise be required by law or which Executive or the Company may be requested to provide to any federal, state, or local governmental investigative agency or department or in connection with any federal, state, or local investigation. However, in the event of receipt of any non-governmental subpoena, Executive agrees to notify the Company promptly before complying with such a subpoena so that it may protect its interests, including moving to quash the subpoena, as long as provision of such notice does not violate any applicable law, rule, or court order. If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides Executive with notice before the deadline for Executive’s compliance with the subpoena, Executive shall not make any such disclosures until either such objections are withdrawn or the objections are finally adjudicated by the appropriate tribunal to be invalid.
     Each party shall provide the other a reasonable opportunity to review and provide comments to any press release or other public announcement or written statement concerning this Agreement or the transactions contemplated hereby.
12. Resolution of Claims.
     The provisions of this Agreement are contractual and not merely recitals and are intended to resolve disputed claims. No party hereto admits liability of any kind and no portion of this Agreement shall be construed as an admission of liability.
13. No Assignment of Claims.
     Executive and the Company represent, recognizing that the truth of the following representation is a material consideration upon which this Agreement is based, that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein relating to any claims being released by any party to this Agreement, and that they are unaware of any other entity having any interest in such claims, and agree to indemnify and hold the other party harmless from and against any and all claims, based on or arising out of any such third-party interest in, or assignment or transfer, or purported assignment or transfer of, any claims, or any portion thereof or interest therein.
14. Applicable Law.
     This Agreement is to be governed and construed in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.
15. Notice.
     Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein shall be in writing and shall be effective immediately when delivered in person or three (3) days after such notice is deposited in the United States mail, postage prepaid, and addressed to Executive at Executive’s last known address on the books of the Company, or in the case of the Company, to it at its principal place of business, attention Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.
16. Taxes.
     All payments made by the Company under this Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the responsibility of Executive.
17. Entire Agreement; Severability.
     This Agreement, including but not limited to the General Release attached as Exhibit A, constitutes the entire agreement and understanding among the parties hereto and replaces, cancels and supersedes any prior agreements and understandings relating to the subject matter hereof; and all prior representations, agreements, understandings and undertakings among the parties hereto with respect to the subject matter hereof are merged herein. The parties agree that this Agreement is the entire agreement between the parties relating to the subject matter hereof, and that there is no agreement, representation or other inducement for the execution of this Agreement other than the consideration recited herein. Should any provision of this Agreement be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be deemed to be in full force and effect, at the Company’s sole discretion, to the fullest extent permitted by law. Any waiver of any term or provision of this Agreement shall not be deemed a continuing waiver and shall not prevent the Company from enforcing such provision in the future.
     The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action

18. Section 409A.
     This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding anything herein to the contrary, if on the date of his separation from service Executive is a “specified employee,” as defined in Section 409A, then all or a portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. If the Company determines that any provisions of this Agreement do not comply with the requirements of Section 409A, the Company has the authority to amend this Agreement to the extent necessary (including retroactively) in order to preserve compliance with said Section 409A. The Company also has express discretionary authority to take such other actions as may be permissible to correct any failures to comply in operation with the requirements of Section 409A. Neither the Company nor the Executive have any discretion to accelerate the timing or schedule of any benefit payment under this Agreement that is subject to Section 409A, except as specifically provided herein or as may be permitted pursuant to Section 409A. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate and independent payment for purposes of Section 409A.
     With regard to any provision of this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
19. Attorneys Fees
     The Company shall promptly pay upon presentation of appropriate documentation the reasonable legal fees incurred by the Executive in connection with the negotiation and documentation of this Agreement, but not to exceed $15,000.
20. Waiver of Jury Trial.
     Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.

21. Binding Effect.
     This Agreement shall be binding on and inure to the benefit of each of the parties hereto, as well as their respective successors, assigns, heirs, executors and administrators.
EXECUTIVE AFFIRMS THAT HE HAS CONSULTED WITH HIS ATTORNEY OR HAS HAD AN OPPORTUNITY TO DO SO PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS EXECUTING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HORIZON LINES, INC.

By:	/s/ Stephen H. Fraser
Name: Stephen H. Fraser
Title: Member of the Board of Directors

EXECUTIVE

/s/ Charles G. Raymond
Charles G. Raymond

Date: February 23, 2011

Exhibit A
EXECUTIVE RELEASE
GENERAL RELEASE AND COVENANT NOT TO SUE
      I, Charles G. Raymond, in consideration of and subject to the performance by Horizon Lines, Inc. (the “Company”) of its obligations under the Separation Agreement dated as of February 23, 2011 (the “Separation Agreement”), and having acknowledged the consideration stated in the Separation Agreement as full compensation for and on account of any and all injuries and damages which I have sustained or claimed, or may be entitled to claim, I, for myself, and my heirs, executors, administrators, successors and assigns, do hereby release, forever discharge and promise not to sue the Company, its parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which I had, now have, or may have against the Released Parties relating in any way to my employment or affiliation with the Company or the end thereof, including, but not limited to, all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; all contracts, oral or written, between me and any of the Released Parties; any business enterprise or proposed enterprise currently contemplated by any of the Released Parties, as well as anything done or not done prior to and including the date of execution of this General Release. Nothing in this General Release shall be construed to release the Company from any of its obligations set forth in the Separation Agreement, provided I do not revoke this General Release.
     I understand and agree that this General Release shall apply to any and all claims or liabilities arising out of or relating to my employment with the Company and the end of such employment, including, but not limited to: claims of discrimination based on age, race, color, gender, religion, national origin, marital status, parental status, veteran status, disability or any other grounds under applicable federal, state or local law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; and Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991; 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA), as well as any claims regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; whistleblower protections; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of my employment or the separation of my employment with the Company.

     In addition, I agree not to cause or encourage any legal proceeding to be maintained or instituted against any of the Released Parties.
     Acknowledgement of Waive of Claims under ADEA. I expressly acknowledge that I am voluntarily, irrevocably and unconditionally releasing and forever discharging the Company and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims I had or may have against the Company relating to my employment and the end of that employment, including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA. I further acknowledge that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which I was already entitled in the absence of this waiver. I further acknowledge: (a) that I have been informed by this writing that I should consult with an attorney prior to executing this General Release; (b) that I have carefully read and fully understand all of the provisions of this General Release; (c) that I am, through this General Release, releasing the Company from any and all claims I may have against it under the ADEA; (d) that I understand and agree that this waiver and release does not apply to any claims that may arise under the ADEA after the date I execute this General Release; (e) that I have at least twenty-one (21) days within which to consider this General Release; (f) that I have seven (7) days following my execution of this General Release to revoke this General Release (as provided below); and (g) this General Release shall not be effective until the revocation period has expired and I have signed and have not revoked the Agreement.
     This General Release does not apply to any claims any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
     I understand that any payments or benefits paid or granted to me under the Separation Agreement on or after the date hereof represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive such payments and benefits specified in the Separation Agreement unless I execute this General Release and do not revoke or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
     Sufficient Time to Review. I acknowledge and agrees that: (i) I have had reasonable and sufficient time to read and review this General Release and that I have, in fact, read and reviewed this Agreement; (ii) that I have the right to consult with legal counsel regarding this General Release and was encouraged to consult with legal counsel with regard to this General Release; (iii) that I have had (or has had the opportunity to take) twenty-one (21) calendar days to discuss the Agreement with a lawyer of my choice before signing it and, if I sign before the end of that period, I do so of my own free will and with the full knowledge that I could have taken the full period; (iv) that I am entering into this General Release freely and voluntarily and not as a result of any coercion, duress or undue influence; (v) that I am not relying upon any oral representations made to me regarding the subject matter of this General Release; (vi) that by this General Release I am receiving consideration in addition to that which I was already entitled; and (vii) that I have received all information I require from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company.
     Revocation/Payment. I acknowledge and agree that I have seven (7) days from the date of the execution of this General Release within which to rescind or revoke this General Release by providing notice in writing to the Company. I further understand that the obligations under Section 2, 3, 4, 6 and 19 of the Separation Agreement will have no force and effect until the end of that seventh day (the “Waiver Effective Date”), and that I will receive the payments and benefits identified in Sections 2, 3, 4, 6, 7 and 19 of the Separation Agreement after the Waiver Effective Date and following the Company’s receipt of the General Release and the Separation Agreement as executed by me if this General Release is not revoked. If I revoke the General Release pursuant to this paragraph, the Company will not be obligated to pay or provide me with the separation benefits and other benefits described in the Separation Agreement.
     I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
     Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Separation Agreement as modified by the Separation Agreement, or any of the Company’s benefit plans qualified under the Employee Retirement Income Security Act of 1974, in each case after the date hereof.
     All issues and questions concerning the construction, validity, enforcement and interpretation of this General Release shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New York.
     BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
1) I HAVE READ IT CAREFULLY;
2) I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
3) I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4) I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
8) I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
Date: February 23, 2011

/s/ Charles G. Raymond
CHARLES G. RAYMOND